FOR IMMEDIATE RELEASE		October 31, 2014
Media Contact: Analyst Contact:	Alan Bunnell, (602) 250-3376 Paul Mountain, (602) 250-4952	Page 1 of 5
Website:	pinnaclewest.com

PINNACLE WEST REPORTS HIGHER THIRD-QUARTER EARNINGS

•	Disciplined cost management and strong operational performance more than offset milder-than-normal weather

•	Company affirms 2014 guidance, introduces 2015 guidance

PHOENIX – Pinnacle West Capital Corp. (NYSE: PNW) today reported consolidated net income attributable to common shareholders for the 2014 third quarter of $244.0 million, or $2.20 per diluted share. This result compares with net income of $226.2 million, or $2.04 per share, for the same period a year ago.

“By focusing on operational excellence, disciplined cost management and sound capital investments, our financial performance in the third-quarter was solid despite weather that, for the third summer in a row, was less favorable than normal,” said Pinnacle West Chairman, President and Chief Executive Officer Don Brandt, noting that this was the fourth consecutive quarter that operations and maintenance costs have been a positive earnings driver. “As a result, we continue to expect our full-year on-going earnings to fall within our projected range of $3.60 to $3.75 per diluted share.”

Comparison of 2014 third-quarter financial results to the 2013 period was positively affected by the following factors (a non-GAAP reconciliation table is provided at the end of this release):

•
Lower operating expenses increased earnings by $0.06 per share compared with the prior-year quarter. The decrease in expenses largely was the result of lower employee benefit costs, lower depreciation and amortization, as well as lower property tax rates. These benefits were partially offset by higher fossil maintenance costs.

The operating expense variance excludes costs associated with renewable energy, energy efficiency and similar regulatory programs, which are largely offset by comparable amounts of operating revenues.

•	Decreased interest expense, net of AFUDC, contributed $0.04 per share.

PINNACLE WEST 2014 THIRD-QUARTER RESULTS	October 31, 2014

•	Regulatory adjustment mechanisms, specifically comprised of the Lost Fixed Cost Recovery (LFCR) mechanism and the retail Transmission Cost Adjustor, contributed a combined $0.03 per share.

•	The Company’s AZ Sun Program, currently comprised of 150 megawatts of community-scale photovoltaic plants, increased earnings by $0.03 per share compared to the prior year.

•	A lower effective tax rate improved results by $0.02 per share.

•	And, other miscellaneous items contributed $0.01 per share to the bottom line.

These factors were partially offset by the effects of weather variations which negatively impacted the Company’s earnings by $0.03 per share compared to the prior quarter. This year’s quarter was slightly cooler than the same period last year, highlighted by the mildest August weather recorded in 20 years. As a result, residential cooling degree-days (a proxy for the effects of weather) were 5.5 percent lower than last year’s third quarter, and 7.6 percent below normal based on a rolling 10-year average.

The Company also experienced positive retail customer growth of 1.4 percent during the quarter, reflecting a steady improvement in Arizona’s economy. However, weather-normalized retail electricity sales in the 2014 third-quarter were flat compared to last year’s comparable period largely due to the effects of energy efficiency, customer conservation and distributed generation.

Financial Outlook
Looking ahead to 2015, the Company estimates its on-going consolidated earnings will be within a range of $3.75 to $3.95 per diluted share. Longer-term, the Company’s goal is to achieve a consolidated earned return on average common equity of more than 9.5 percent annually through 2016.

Key factors and assumptions underlying both the 2014 and 2015 outlooks can be found in the third-quarter 2014 earnings presentation slides on the Company’s website at pinnaclewest.com/investors.

Conference Call and Webcast
Pinnacle West invites interested parties to listen to the live webcast of management’s conference call to discuss the Company’s 2014 third-quarter results, as well as recent developments, at 12 noon ET (9 a.m. AZ time) today, October 31. The webcast can be accessed at pinnaclewest.com/presentations and will be available for replay on the website for 30 days. To access the live conference call by telephone, dial (877) 407-8035 or (201) 689-8035 for international callers. A replay of the call also will be available until 11:59 p.m. (ET), Friday, Nov. 7, 2014, by calling (877) 660-6853 in the U.S. and Canada or (201) 612-7415 internationally and entering conference ID number 13591441.

PINNACLE WEST 2014 THIRD-QUARTER RESULTS	October 31, 2014

General Information
Pinnacle West Capital Corp., an energy holding company based in Phoenix, has consolidated assets of about $14 billion, nearly 6,400 megawatts of generating capacity and about 6,400 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the Company provides retail electricity service to nearly 1.2 million Arizona homes and businesses. For more information about Pinnacle West, visit the Company’s website at pinnaclewest.com.

Dollar amounts in this news release are after income taxes. Earnings per share amounts are based on average diluted common shares outstanding. For more information on Pinnacle West’s operating statistics and earnings, please visit pinnaclewest.com/investors.

PINNACLE WEST CAPITAL CORPORATION
NON-GAAP FINANCIAL MEASURE RECONCILIATION

	Three Months Ended September 30,
$ millions pretax, except per share amounts	2014	Four Corners Deferral	Palo Verde Lease Extensions	2014 Adjusted	2013**	EPS Impact

Operations and maintenance*	$223	$(6)	$-	$217	233
Renewable energy (excluding AZ Sun), demand side management and similar regulatory programs	32	-	-	32	44
Net O&M	191	(6)	-	185	189	$0.02

Depreciation and amortization*	104	7	(5)	106	107	$0.02

Taxes other than income taxes*	41	(1)	-	40	43	$0.02

Allowance for equity funds used during construction*	(7)	-	-	(7)	(6)
Interest charges*	47	(2)	-	45	51
Allowance for borrowed funds used during construction*	(3)	-	-	(3)	(3)
Interest expense, net AFUDC	37	(2)		35	42	$0.04

Other expenses (operating)*	1	-	-	1	2
Other income*	(2)	2	-	-	-
Other expense*	4	-	-	4	7
Other	3	2	-	5	9	$0.02

Net income attributable to non-controlling interests*	4	-	5	9	9	-

* Line items from Consolidated Statements of Income
** No impact to 2013 Consolidated Statements of Income related to Four Corners deferral or Palo Verde lease extensions
Totals may not sum due to rounding

PINNACLE WEST 2014 THIRD-QUARTER RESULTS	October 31, 2014

NON-GAAP FINANCIAL INFORMATION

In this press release, we refer to “on-going earnings.” On-going earnings is a “non-GAAP financial measure,” as defined in accordance with SEC rules. In this release we also provide a reconciliation to show various deferral impacts of our Four Corners transaction and impacts to our non-controlling interests for the Palo Verde lease extensions. We believe on-going earnings and the information provided in the reconciliation provide investors with useful indicators of our results that are comparable among periods because they exclude the effects of unusual items that may occur on an irregular basis. Investors should note that these non-GAAP financial measures involve judgments by management, including whether an item is classified as an unusual item. We use on-going earnings, or similar concepts, to measure our performance internally in reports for management.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements based on our current expectations, including statements regarding our earnings guidance and financial outlook and goals. These forward-looking statements are often identified by words such as “estimate,” “predict,” “may,” “believe,” “plan,” “expect,” “require,” “intend,” “assume” and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or APS. These factors include, but are not limited to:

•	our ability to manage capital expenditures and operations and maintenance costs while maintaining reliability and customer service levels;

•
variations in demand for electricity, including those due to weather, the general economy, customer and sales growth (or decline), and the effects of energy conservation measures and distributed generation;

•	power plant and transmission system performance and outages;

•	competition in retail and wholesale power markets;

•	regulatory and judicial decisions, developments and proceedings;

•	new legislation or regulation including those relating to environmental requirements, nuclear plant operations and potential deregulation of retail electric markets;

•	fuel and water supply availability;

•	our ability to achieve timely and adequate rate recovery of our costs, including returns on debt and equity capital;

•	our ability to meet renewable energy and energy efficiency mandates and recover related costs;

•	risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;

•	current and future economic conditions in Arizona, particularly in real estate markets;

•	the cost of debt and equity capital and the ability to access capital markets when required;

•	environmental and other concerns surrounding coal-fired generation;

•	volatile fuel and purchased power costs;

•	the investment performance of the assets of our nuclear decommissioning trust, pension, and other postretirement benefit plans and the resulting impact on future funding requirements;

•	the liquidity of wholesale power markets and the use of derivative contracts in our business;

•	potential shortfalls in insurance coverage;

•	new accounting requirements or new interpretations of existing requirements;

•	generation, transmission and distribution facility and system conditions and operating costs;

•	the ability to meet the anticipated future need for additional baseload generation and associated transmission facilities in our region;

PINNACLE WEST 2014 THIRD-QUARTER RESULTS	October 31, 2014

•
the willingness or ability of our counterparties, power plant participants and power plant land owners to meet contractual or other obligations or extend the rights for continued power plant operations;

•	technological developments affecting the electric industry; and

•	restrictions on dividends or other provisions in our credit agreements and ACC orders.

These and other factors are discussed in Risk Factors described in Part 1, Item 1A of the Pinnacle West/APS Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and in Part II, Item 1A of the Pinnacle West/APS Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, which readers should review carefully before placing any reliance on our financial statements or disclosures. Neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by law.

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PINNACLE WEST CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share amounts)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2014	2013	2014	2013

Operating Revenues	$ 1,172,667	$ 1,152,392	$ 2,765,182	$ 2,754,866

Operating Expenses
Fuel and purchased power	382,361	350,953	923,001	859,216
Operations and maintenance	223,418	233,323	647,522	685,873
Depreciation and amortization	103,660	107,388	310,582	317,410
Taxes other than income taxes	40,850	43,256	130,699	124,091
Other expenses	603	1,784	2,320	5,853
Total	750,892	736,704	2,014,124	1,992,443

Operating Income	421,775	415,688	751,058	762,423

Other Income (Deductions)
Allowance for equity funds used during construction	7,038	5,569	21,979	18,698
Other income	2,366	160	7,514	1,387
Other expense	(4,193)	(7,435)	(9,385)	(13,421)
Total	5,211	(1,706)	20,108	6,664

Interest Expense
Interest charges	47,626	50,587	152,346	151,372
Allowance for borrowed funds used during construction	(3,479)	(3,235)	(11,039)	(10,861)
Total	44,147	47,352	141,307	140,511

Income Before Income Taxes	382,839	366,630	629,859	628,576

Income Taxes	134,753	131,912	215,698	221,424

Net Income	248,086	234,718	414,161	407,152

Less: Net income attributable to noncontrolling interests	4,125	8,555	21,976	25,338

Net Income Attributable To Common Shareholders	$ 243,961	$ 226,163	$ 392,185	$ 381,814

Weighted-Average Common Shares Outstanding - Basic	110,686	110,009	110,579	109,935

Weighted-Average Common Shares Outstanding - Diluted	111,103	111,053	110,962	110,913

Earnings Per Weighted-Average Common Share Outstanding
Net income attributable to common shareholders - basic	$ 2.20	$ 2.06	$ 3.55	$ 3.47
Net income attributable to common shareholders - diluted	$ 2.20	$ 2.04	$ 3.53	$ 3.44